Exhibit 99.5

Consent OF MARK Bailey

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a Director Nominee in the Registration Statement on Form S-1 of KludeIn I Acquisition Corp. (the “Company”), originally filed on December 14, 2020, and any and all amendments thereto, registering securities for issuance in the Company’s initial public offering.

Dated: December 14, 2020

Mark W. Bailey
Mark W. Bailey